As filed with the Securities and Exchange Commission on September 9, 2011

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sun Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	52-1382541
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

226 Landis Avenue
Vineland, New Jersey 08360
(Address of principal executive offices)

Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan
(Full Title of the Plan)

Robert B. Crowl
Executive Vice President and Chief Financial Officer
350 Fellowship Road, Suite 101
Mt. Laurel, NJ 08054
(856) 691-7700
(Name, address and telephone number of agent for service)

Copies to:
John J. Spidi, Esq. Richard Fisch, Esq.
Evan M. Seigel, Esq.
Malizia Spidi & Fisch, PC
1227 25th Street, N.W.
Suite 200 West
Washington, D.C. 20037
(202) 434-4660
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of		Proposed Maximum	Proposed Maximum
Securities to	Amount to be	Offering	Aggregate Offering	Amount of Registration
be Registered	Registered (1)	Price Per Share(2)	Price (2)	Fee (2)
Common Stock
$1.00 par value
per share	321,889 shares	$4.44	$1,429,187	$165.93
	4,578,111 shares	$2.87	$13,139,179	$1,525.46

(1)
The maximum number of shares of Common Stock issuable upon awards to be granted under the Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan consists of 4,900,000 shares, which are being registered under this Registration Statement and for which a registration fee is being paid.  Additionally, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Under Rule 457(h) of the Securities Act of 1933 Act, as amended, the registration fee may be calculated, inter alia, based upon the price at which the stock options may be exercised.  An aggregate of 4,900,000 shares are being registered hereby, of which 321,889 shares are under option at a weighted average exercise price of $4.44 per share ($1,429,187 in the aggregate).  The remainder of such shares 4,578,111 shares, consisting of restricted stock awards and unallocated options are being registered based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the Nasdaq Global Select Market on September 6, 2011, of $2.87 per share ($13,139,179 in the aggregate), for a total offering of $14,568,366.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933, As Amended (“1933 Act”) and Rule 462 of the 1933 Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *

Item 2.  Registrant Information and Employee Plan Annual Information. *

*This Registration Statement relates to the registration of 4,900,000 shares of Sun Bancorp, Inc. (the “Company” or “Registrant”) common stock, $1.00 par value per share (the “Common Stock”) issuable to employees, officers and directors of the Registrant or its subsidiary as compensation for services in accordance with the Sun Bancorp, Inc. 2010 Stock Based Incentive Plan under which 4,900,000 shares are issuable, the “Plan”.  Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1).  Such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) on June 28, 1996 and, accordingly, files periodic reports and other information with the Commission.  Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;

(d)	Current Report on Form 8-K filed on March 14, 2011;

(e)	Current Report on Form 8-K filed on March 22, 2011;

(f)	Current Report on Form 8-K filed on April 12, 2011;

(g)	Current Report on Form 8-K filed on April 22, 2011;

(h)	Current Report on Form 8-K filed on April 27, 2011;

(i)	Current Report on Form 8-K filed on July 12, 2011;

(j)	Current Report on Form 8-K filed on July 26, 2011;

(k)	Current Report on Form 8-K filed on July 27, 2011;

(l)	Current Report on Form 8-K filed on August 10, 2011;

(m)	Current Report on Form 8-K filed on August 30, 2011; and

(n)	The description of the Company’s securities as contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 28, 1996.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

Article VI of the Bylaws of the Company requires indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law.

The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary.  However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant because certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Articles of Incorporation or the Bylaws.

Additionally, the Company has in force three directors and officers liability policies for claims directly against directors and officers and for claims where the Company is required to indemnify directors and officers. The first policy is underwritten by American Zurich Insurance Company with a $10.0 million aggregate limit of liability and a deductible of $1,000,000 per loss. The second policy is underwritten by St. Paul Mercury Insurance Company (Travelers) with a $5.0 million aggregate limit of liability in excess of the first $10 million, with no additional deductible.  The third policy is underwritten by RLI Insurance Company with a $5.0 million aggregate limit of liability in excess of the first $15 million, with no additional deductible, for non-indemnifiable losses only.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“1933 Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)           To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)           That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding)  is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vineland in the State of New Jersey, as of September 6, 2011.

SUN BANCORP, INC.

Date:	September 6, 2011	By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Sun Bancorp, Inc., do hereby severally constitute and appoint Thomas X. Geisel as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Thomas X. Geisel may deem necessary or advisable to enable Sun Bancorp, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Thomas X. Geisel shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on September 6, 2011.

/s/ Bernard A. Brown	/s/ Sidney R. Brown
Bernard A. Brown	Sidney R. Brown
Chairman	Vice Chairman, Secretary and Treasurer

/s/ Wilbur L. Ross, Jr.	/s/ Jeffrey S. Brown
Wilbur L. Ross, Jr.	Jeffrey S. Brown
Director	Director

/s/ Anne E. Koons	/s/ Peter Galetto, Jr.
Anne E. Koons	Peter Galetto, Jr.
Director	Director

/s/ Thomas X. Geisel	/s/ Alfonse M. Mattia
Thomas X. Geisel	Alfonse M. Mattia
President & Chief Executive Officer and	Director
Director (Principal Executive Officer)

/s/ Eli Kramer	/s/ Anthony R. Coscia
Eli Kramer	Anthony R. Coscia
Director	Director

/s/ William J. Marino	/s/ Robert B. Crowl
William J. Marino	Robert B. Crowl
Director	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Neil Kalani
Neil Kalani
Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion as to legality
10.1	Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan
10.2	Form of Stock Option Agreement to be entered into with respect to Stock Options under the Plan
10.3	Form of Restricted Stock Award Agreement
23.1	Consent of Malizia Spidi & Fisch, PC (appears in their opinion filed as Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included as part of signature page)